Exhibit 99.1

Moxian, Inc agrees merger terms with Btab Group, Inc

Beijing, China, August 27, 2020 (GLOBE NEWSWIRE) -- Moxian, Inc. (“Moxian” or the “Company”) (MOXC), an offline-to-online (O2O) social media services and Internet media marketing services provider, is pleased to advise that following the Letter of Intent as of August 8, it has today signed a material definitive Share Exchange Agreement (the “Agreement”) with Btab Group Inc., a Delaware corporation (“Btab”). Pursuant to the Agreement, the Company will issue approximately 59 million new shares of common stock and 50 million of Class A preferred stock with restrictive voting rights, in exchange for the entire equity of Btab, in a business combination (the “Business Combination”) that will produce a merged entity with a valuation of over $400 million and not less than $40 million in annual revenue.

The Agreement is subject to various conditions, including satisfactory due diligence and an independent valuation of Btab, as well as the approval of shareholders of the Company and that of the regulatory authorities. Btab is also oblige to secure a financing commitment of up to $50 million on the closing of the Business Combination. Following the merger, the current shareholders of the Company will control approximately 20% of the enlarged equity. Btab will have the right to nominate three directors to the Board of the Company.

Btab Group Inc., was founded in 2014 in Sydney and primarily operates through its subsidiaries in Australia and the ASEAN region, as well as locations in the US and UK, providing affordable online technology to small businesses to allow them to compete in an underserved market segment. Btab has been involved in many acquisitions for its growth and will continue to aggressively pursue its global acquisition strategy and expand its fulfilment centres. Btab currently has multiple arms that not only are in the e-commerce space alone but also owns property and utilizes multiple warehouses as fulfilment centres for expedited delivery of goods to customers. Btab gives small businesses a platform in which to grow their business and customer base whist maintaining costs to remain profitable. Btab also acquires struggling businesses so that customers and new stores wanting to have access to products will still be able to have access to those products. The Btab Network is quickly looking to expand further into Europe and the Americas where it will be able to network tens of thousands of small businesses to hundreds of millions of dollars’ worth of products in a time where many products are still “out of reach” for these small businesses. According to statistica, the German online research portal, e-commerce sales in Southeast Asia alone is projected to reach over $54 billion in 2020 and show an CAGR of over 12% over the next four years. This growth should still be significant well into the next decade, fueled by increasing numbers of internet users, greater familiarity with online shopping, and improved consumer spending power.

Their Motto is “Many Brands But One Heart” which explains the heart of the company and their desire to assist the growth of small business. Their website is:

https://btabcorp.com/the-business/

Speaking after the signing of the Agreement, Mr. William Yap, the Chairman of the Company, said “We are very excited to partner with the Btab Group in a new era of growth for the Company, taking our combined experience in China and Australia to new markets in South-east Asia, with our pooled resources. South-east Asia, with a market of over 650 million, growing levels of disposable income and sophistication and a predominantly young population, holds tremendous promise for the e-commerce industry and for companies such as ours that have an international reach to both suppliers and consumers.”

About Moxian, Inc.

Founded in 2013, Moxian is located in Shenzhen, China, with subsidiaries in Beijing, Malaysia and Hong Kong, it is an O2O integrated platform operator, and a service provider of social media and Internet media marketing.

About Btab Group Inc.

Founded in 2014 and established as a holding company in 2018, the Btab Group of Companies has a central location in Sydney, Australia with offices in other parts of that country, China, UK and the USA. It is an e-commerce services provider and a product supplier to small businesses.

Safe Harbor Statement

This announcement contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements are based on the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and may be governed by terms such as “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” Believe, “estimate”, “potential”, “continue”, “in progress”, “goal”, “guidance expectations” and similar statements are identified. The company may also include in its periodic reports to the US Securities and Exchange Commission (“SEC”), annual reports to shareholders, press releases and other written materials, as well as oral statements from third parties to the company’s management, directors or employees. Oral forward-looking statements. Any statements that are not historical facts, including statements about the company’s philosophy and expectations, are forward-looking statements that involve factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These factors and risks include, but are not limited to, the following: company’s goals and strategies; future business development; financial status and operating results; expected growth of China’s credit industry, especially the expected growth of China’s online lending platform; market-oriented and credit products and The demand and acceptance of services; and the ability of credit to attract and retain borrowers and lenders in the market; the relationship between the company and strategic partners; industry competition; and policies and regulations related to the company’s structure, business and industry. More detailed information about these and other risks and uncertainties is included in the company’s filings with the Securities and Exchange Commission. All information provided in the company’s introduction is the latest information as of the date of publication of the company. Except as provided by applicable law, the company is not obligated to update such information.

For further information:

Tan Wanhong

Tan.Wanhong@moxiangroup.com